UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2017

VERSO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

(Address of principal executive offices) (zip code)

(901) 369-4100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

B. Christopher DiSantis will become the President and Chief Executive Officer and a director of Verso Corporation (“Verso”) on February 1, 2017 (the “Effective Date”).

Mr. DiSantis, age 45, is a proven leader of precision manufacturing companies serving a wide spectrum of industries. Since 2012, he has been the chief executive officer of H-D Advanced Manufacturing Company, a diversified manufacturer of motion control products for the aerospace, defense, energy and industrial markets. From 2011 to 2012, Mr. DiSantis was the CEO of Latrobe Specialty Metals, Inc. (now a part of Carpenter Technology Corporation), a worldwide supplier of essential premium alloys for the aerospace, defense, high speed and tool steel sectors. From 2000 to 2010, he served in positions of increasing responsibility, most recently as president, with Hawk Corporation, a global manufacturer of braking and power transmission friction products. Mr. DiSantis is a director of Hardinge Inc., a manufacturer of precision machine tools.

On January 10, 2017 (effective as of the Effective Date), Verso and Mr. DiSantis entered into an employment agreement relating to his service with Verso. The employment agreement provides for Mr. DiSantis to serve as the President and Chief Executive Officer of Verso and for Verso to pay or provide him with the following material components of employment compensation:

•	an annual base salary of not less than $825,000;

•	an annual performance-based bonus opportunity with a target annual award amount equal to 100% of his annual base salary;

•	an initial grant of restricted stock units (“RSUs”) under the Verso Performance Incentive Plan with a fair market value of $2 million on the grant date, of which 25% will vest on the third anniversary of the Effective Date, 25% will vest on the fourth anniversary of the Effective Date, and 50% will vest subject to the attainment of performance criteria for the 2017-2019 period to be determined by Verso’s board of directors in consultation with Mr. DiSantis;

•	with respect to each fiscal year commencing after the first anniversary of the Effective Date, a targeted equity or equity-based award with a fair market value of $2 million on the grant date, with the terms of each such award to be determined by Verso’s board of directors; and

•	participation in all retirement, compensation and employee benefit plans, programs, policies and practices provided by Verso generally to its other senior executives.

Mr. DiSantis’ employment with Verso may be terminated upon his death or disability, by Verso for or without cause, and by Mr. DiSantis for or without good reason. Verso’s severance obligations upon the termination of Mr. DiSantis’ employment vary according to the reason for termination. If a change in control of Verso occurs while Mr. DiSantis’ initial grant of RSUs is outstanding and not yet fully vested, the outstanding and unvested portion of that award will become vested with any performance-based vesting component vesting at the target level.

Mr. DiSantis is entitled under the employment agreement to indemnification by Verso as set forth in Verso’s certificate of incorporation and bylaws and to the maximum extent allowed under Delaware law and to coverage under Verso’s directors and officers insurance policies.

On January 10, 2017 (effective as of the Effective Date), Verso and Mr. DiSantis also entered into a restrictive covenant agreement in connection with his employment with Verso. The restrictive covenant agreement imposes on Mr. DiSantis customary nondisclosure obligations during and after his employment with Verso as well as customary noncompetition obligations during his employment with Verso and for 12 months thereafter.

The foregoing summaries of the employment agreement and the restrictive covenant agreement between Verso and Mr. DiSantis do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of such agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this report and are incorporated herein by reference.

Finally, as previously disclosed, and in connection with the commencement of Mr. DiSantis’ service with Verso on the Effective Date, Peter H. Kesser, who has served as the President of Verso on an interim basis since September 1, 2016, intends to resign from such position effective as of January 31, 2017. Mr. Kesser thereafter plans to continue his service as the Senior Vice President, General Counsel and Secretary of Verso.

Item 7.01	Regulation FD Disclosure.

On January 12, 2017, Verso issued a press release announcing that Mr. DiSantis will become the President and Chief Executive Officer and a director of Verso on the Effective Date.

A copy of the press release is included as Exhibit 99.1 to this report. The press release, including the information contained therein, is furnished pursuant to Item 7.01, is not to be considered “filed” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any of Verso’s previous or future filings under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated as of January 10, 2017 (effective as of February 1, 2017), between Verso Corporation and B. Christopher DiSantis.

10.2	Restrictive Covenant Agreement dated as of January 10, 2017 (effective as of February 1, 2017), between Verso Corporation and B. Christopher DiSantis.

99.1	Press release issued by Verso Corporation on January 12, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2017

VERSO CORPORATION

By:	/s/ Peter H. Kesser
Peter H. Kesser
President, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated as of January 10, 2017 (effective as of February 1, 2017), between Verso Corporation and B. Christopher DiSantis.

10.2	Restrictive Covenant Agreement dated as of January 10, 2017 (effective as of February 1, 2017), between Verso Corporation and B. Christopher DiSantis.

99.1	Press release issued by Verso Corporation on January 12, 2017.